ALEXANDER & BALDWIN, INC.
NOTICE OF AWARD OF PERFORMANCE SHARE UNITS

The Corporation hereby awards to Participant, as of the Award Date indicated below, an award (the “Award”) of Performance Share Units under the Corporation’s 2012 Incentive Compensation Plan (the “Plan”). Each Performance Share Unit represents the right to receive one or more shares of Common Stock on the applicable issuance date following the vesting of that Performance Share Unit. The number of Performance Share Units subject to this Award and the applicable performance-vesting requirement for those Performance Share Units and the underlying shares of Common Stock are set forth below. The remaining terms and conditions governing the Award, including the applicable service-vesting requirements and the applicable issuance date or dates for the shares of Common Stock that vest and become issuable under the Award, shall be as set forth in the form Performance Share Unit Award Agreement attached hereto as Exhibit A.

AWARD SUMMARY

Participant	_________________________
Award Date:	______________, 20__
Performance Share Units:
The actual number of shares of Common Stock that may become issuable pursuant to this Award shall be determined in accordance with the performance-vesting provisions of attached Schedule I and the service-vesting provisions of the attached form Performance Share Unit Award Agreement. For purposes of the applicable calculations under those vesting provisions, the number of shares of Common Stock to be utilized is           shares (the “Performance Share Units”).

Vesting Schedule:
The number of shares of Common Stock which may actually vest and become issuable pursuant to the Award shall be determined pursuant to a two-step process: (i) first there shall be calculated the maximum number of shares of Common Stock in which Participant can vest as a result of the level at which each of the Performance Goals specified on attached Schedule I is in fact attained and (ii) then the number of shares calculated under clause (i) in which Participant may actually vest shall be determined on the basis of his or her satisfaction of the applicable Service vesting requirements set forth in the attached form Performance Share Unit Award Agreement.
Performance Vesting: Attached Schedule I specifies the two Performance Goals and Performance Period established for this Award. For each Performance Goal, there are three designated levels of attainment set forth in Schedule I: Threshold, Target and Extraordinary. The Performance Shares Units designated for this Award are hereby allotted fifty percent (50%) to each Performance Goal. Within sixty (60) days after the completion of the Performance Period, the Plan Administrator shall determine and certify the actual level of attainment for each Performance Goal and shall then measure that level of attainment against the Threshold, Target and Extraordinary Levels set forth for that Performance Goal in attached Schedule I. The maximum number of shares in which Participant can vest based upon the actual level of attainment of each Performance Goal shall be determined by applying the corresponding percentage below for that level of attainment to the number of Performance Share Units allotted to that particular Performance Goal in accordance with the foregoing allocations (the “Allotted Performance Share Units”):
Attainment below the Threshold Level: 0% of the Allotted Performance Share Units
Attainment at the Threshold Level: 35% of the Allotted Performance Share Units
Attainment at the Target Level: 100% of the Allotted Performance Share Units
Attainment at Extraordinary Level: 150% of the Allotted Performance Share Units
To the extent the actual level of attainment of a Performance Goal is at a point between the Threshold and Target Levels, the maximum number of shares allotted to that Performance Goal in which Participant can vest shall be pro-rated between the two points on a straight line basis in accordance with the payout slope set forth in attached Schedule I.
To the extent the actual level of attainment of a Performance Goal is at a point between the Target and Extraordinary Levels, the maximum number of shares allotted to that Performance Goal in which Participant can vest shall be pro-rated between the two points on a straight line basis in accordance with the payout slope set forth in attached Schedule I.
The maximum number of shares of Common Stock in which Participant can vest in the aggregate on the basis of the actual level of attainment of both Performance Goals shall be hereinafter designated the “Performance- Qualified Shares” and shall in no event exceed in the aggregate 150% of the number of Performance Share Units set forth above.
Service Vesting. The number of Performance-Qualified Shares in which Participant actually vests shall be determined on the basis of his or her satisfaction of the Service-vesting requirements set forth in Paragraph 3 of the attached form Performance Share Unit Agreement.
Resulting Shares. Each Performance-Qualified Share in which Participant vests in accordance with the applicable performance-vesting and service-vesting provisions of this Award shall entitle such Participant to receive one share of Common Stock on the designated issuance date for that share determined in accordance with the provisions of the attached Performance Share Unit Award Agreement.

Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and hereby agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the form Performance Share Unit Award Agreement attached hereto as Exhibit A. A copy of the Plan is available upon request made to the Human Resources Department at the Corporation’s principal offices at 822 Bishop Street, Honolulu, Hawaii 96813.
Coverage under Recoupment Policy. By accepting this Award, Participant hereby agrees that should Participant at this time be, or at any time hereafter become, either an executive officer of the Corporation subject to Section 16 of the Securities Exchange Act of 1934, as amended, or a participant in the Corporation’s Performance Improvement Incentive Plan, then:
(a)    Participant shall be subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of June 29, 2012, the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges; and
(b)    any incentive compensation that is paid or granted to, or received by, Participant on or after June 29, 2012 (including any incentive compensation that is paid to, or received by, Participant on or after June 29, 2012 pursuant to an incentive compensation award made to Participant prior to June 29, 2012, whether by the Corporation or any predecessor entity) and during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall, accordingly, be subject to recovery and recoupment pursuant to the terms of such policy.
For purposes of such recoupment policy, “incentive compensation” means any cash or equity-based awards (e.g., any stock award, restricted stock unit award, performance share unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics. An additional copy of the recoupment policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.
Continuing Consent. Participant further acknowledges and agrees that, except to the extent the Plan Administrator notifies Participant in writing to the contrary, each subsequent award of Performance Share Units made to him or her under the Plan shall be subject to the same terms and conditions set forth in the form Performance Share Unit Award Agreement attached hereto as Exhibit A, and Participant hereby accepts those terms and conditions for each such subsequent Performance Share Unit award that may be made to him or her under the Plan and hereby agrees to be bound by those terms and conditions for any such Performance Share Unit awards, without any further consent or acceptance required on his or her part at the time or times when those awards may be made. However, Participant may, at any time he or she holds an outstanding Performance Share Unit award under the Plan, request a written copy of the form Performance Share Unit Award Agreement from the Corporation by contacting the Corporation’s Human Resources Department at the Corporation’s principal offices.

Employment at Will. Nothing in this Notice or in the form Performance Share Unit Award Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.
Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached form Performance Share Unit Award Agreement.
DATED: ______________, 20__

ALEXANDER & BALDWIN, INC.
By:

Title:

Address:

SCHEDULE I

PERFORMANCE GOALS AND PERFORMANCE PERIOD
PERFORMANCE PERIOD
The Performance Period shall be the _______-year period beginning January 1, 20__ and ending December 31, 20__.
PERFORMANCE GOALS FOR PERFORMANCE VESTING
Performance Goal One: The performance-vesting requirement for fifty percent (50%) of the Performance Share Units subject to this Award shall be tied to the percentile level at which the total shareholder return (including stock price appreciation and reinvestment of any cash dividends or other stockholder distributions) to the Corporation’s stockholders over the Performance Period stands in relation to the total shareholder return realized for that period by the companies comprising the S&P MidCap 400 Index.

Performance Goal Two: The performance-vesting requirement for the remaining fifty percent (50%) of the Performance Share Units subject to this Award shall be tied to the percentile level at which the total shareholder return (including stock price appreciation and reinvestment of any cash dividends or other stockholder distributions) to the Corporation’s stockholders over the Performance Period stands in relation to the total shareholder return realized for that period by the companies comprising the Russell 2000 Index.

Total Shareholder Return: For purposes of each Performance Goal, the total shareholder return (“TSR”) for the Corporation’s stockholders shall be determined pursuant to the following formula:

TSR = (Ending Stock Price* - Beginning Stock Price**) + Reinvested Dividends***                     Beginning Stock Price**

* Ending Stock Price is the average daily closing price per share of the Common Stock calculated for the last thirty-one (31) days within the Performance Period.

** Beginning Stock Price is the average daily closing price per share of the Common Stock calculated for the thirty-one (31)-day period immediately preceding the commencement date of the Performance Period.

*** Reinvested Dividends shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) of Common Stock that could have been purchased during the Performance Period had each cash dividend paid on a single share of Common Stock during that period been immediately reinvested in additional shares (or fractional shares) of Common Stock at the closing price per share of the Common Stock on the applicable dividend payment date by (ii)

the average daily closing price per share of Common Stock calculated for the last thirty-one (31) days within the Performance Period.

Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.

For each company in the S&P MidCap 400 Index and the Russell 2000 Index, the TSR with respect to its common stock shall be calculated in the same manner as for the Common Stock.

In addition, the following parameters shall be in effect for purposes of measuring the TSR for the S&P MidCap 400 Index and the Russell 2000 Index:

-    a company will be included in the S&P MidCap 400 Index and the Russell 2000 Index (as applicable) only if that company is represented in the index at the start of the Performance Period and remains publicly traded on an established exchange as an independent entity for the entire Performance Period, and the stock price performance of any company that is acquired, or otherwise ceases to exist as an independent publicly-owned entity, during the Performance Period shall not be taken into account in determining the relative TSR of the companies comprising the applicable Index;

-    a company that is in the S&P MidCap 400 Index or the Russell 2000 Index (as applicable) at the start of the Performance Period that is involved in bankruptcy proceedings (and is no longer publicly traded) during the Performance Period shall be included in the applicable Index with a TSR designated at -100%;

-    any distribution (other than a regular cash dividend), whether in cash, securities (other than shares of the distributing company’s common stock) or other property, made during the Performance Period by a company included in the S&P MidCap 400 Index or the Russell 2000 Index (as applicable) for that period shall be treated in the same manner as a regular cash dividend paid by such distributing company (in an amount per share of the distributing company’s common stock deemed equal to the cash amount or the fair market value of the securities or other property distributed per share of the distributing company’s common stock) that is immediately reinvested in the distributing company’s common stock; and

-    any spin-off distribution of shares of the common stock of one or more subsidiaries or other affiliated entities that is made during the Performance Period by a company included in the S&P MidCap 400 Index or the Russell 2000 Index (as applicable) for that period shall be treated in the same manner as a regular cash dividend paid by that distributing company (in an amount per share of the distributing company’s common stock deemed equal to the fair market value of the common stock (or fractional share thereof) of the spun-off entity distributed per share of the distributing company’s common stock) that is immediately reinvested in the distributing company’s common stock.

For purposes of measuring the TSR of the Company for the Performance Period, the foregoing parameters governing distributions and spin-off transactions shall also apply to any distribution (other than a regular cash dividend) or spin-off transaction that is effected by the Company during the Performance Period.

Should a Change in Control occur during the Performance Period, then the attained level of each Performance Goal shall be determined in accordance with the applicable Change in Control provisions of the form Performance Share Unit Award Agreement attached hereto as Exhibit A.

Payout Slope for Determining Number of Performance-Qualified Shares Based on Attained Levels of Performance Goal: The number of shares in which Participant may vest on the basis of the certified percentile level of a Performance Goal attainment shall be calculated by multiplying the number of Performance Share Units allotted to that Performance Goal by the applicable percentage determined in accordance with the following payout slope for the Performance Goal:

TOTAL SHAREHOLDER RETURN PAYOUT SLOPE

Payout Slope Details

Percentile	Percentage of Performance Share Units Allotted to the Performance Goal in which Participant may vest*
<35th	0%
35th	35%
45th	67.5%
55th	100%
65th	125%
75th	150%

*linear interpolation between performance levels, rounded down to the nearest whole share